UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): September 1, 2006

FINANCIAL MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-32923	33-0198542
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

2355 Main Street, Suite 120
Irvine, CA 92614	(949) 486-1711
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Financial Media Group, Inc. appointed Mark V. Noffke, 50, to the position of Chief Financial Officer on September 1, 2006.

Prior to joining Financial Media Group, Inc., Mr. Noffke was Chief Financial Officer of National Storm Management, Inc. where he was responsible for taking the company into the public arena. Between August 2003 and May 2004, Mr. Noffke was an investment banker at Striker Pacific Corporation where he conducted due diligence and acquisition analysis in various industries, including waste recycling, forest products and automotive. From September 1996 until August 2003, Noffke served as the Chief Financial Officer and a Director of U.S. Forest Industries, Inc, a timber manufacturing company, where he was responsible for developing the company’s accounting infrastructure. From January 2002 to May 2004, Mr. Noffke served as Chief Financial Officer of Brands Shopping Networks, a publicly traded company currently known as United Fuel and Energy Corporation. In this position, Mr. Noffke was responsible for raising capital and developing the accounting infrastructure. Prior to these positions, Mr. Noffke held a variety of operating and financial positions within the Stone Container Corporation organization, now Smurfit-Stone Container Corporation. Mr. Noffke is a Certified Public Accountant and has a B.S. in Accounting from Valparaiso University in Northwestern Indiana.

(b) Javan Khazali, who previously served as chief financial officer, and currently serves as chief operating officer for the company, relinquished his duties as chief financial officer, but will continue to serve as chief operating officer and remain responsible for running the day-to-day operations of the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Media Group, Inc.

Date: September 1, 2006	/s/ ALBERT AIMERS
Albert Aimers
Chief Executive Officer